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                                                                      Exhibit 8

January 8, 1999



Lehman Brothers Inc., as representative of the Underwriters named in Schedule II of the Underwriting Agreement 3 World Financial Center
New York, New York 10285



re: 9.00% Preferred Securities, Series I



Dear Sirs:

     We have acted as special tax counsel to FW Preferred Capital Trust I, a statutory business trust formed under the laws of Delaware (the "Issuer Trust"), and Foster Wheeler Corporation, a New York corporation, in connection with the issuance by the Issuer Trust of the 9.00% Preferred Securities, Series I (the "Preferred Securities"). At your request, we are rendering our opinion concerning the principal United States federal income tax consequences regarding the issuance of the Preferred Securities. In connection therewith, we reviewed copies of the Registration Statement (as defined below), as well as the forms of Junior Subordinated Indenture, Declaration of Trust, Underwriting Agreement and Guarantee Agreement filed as Exhibits 4.2, 4.8, 1.2 and 4.11, respectively, to the Registration Statement.

     This opinion letter is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the operative documents for the Preferred Securities described in the Prospectus and the Prospectus Supplement forming a part of the Registration Statement to which this opinion is filed as an exhibit (the "Registration Statement") will be performed in accordance with the terms described therein.

     Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm that the statements in the Prospectus Supplement under the caption "United States Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal income tax law or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

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     We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "United States Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ White & Case LLP


JN: MTM










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